Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Thursday, July 23, 2020

CHICAGO, ILLINOIS – July 23, 2020 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported second quarter and first half 2020 net sales and net earnings.

Second quarter 2020 net sales were $79,796,000 compared to $106,021,000 in second quarter 2019, a decrease of $26,225,000 or 25%. Second quarter 2020 net earnings were $7,388,000 compared to $11,556,000 in second quarter 2019, and net earnings per share were $0.11 and $0.17 in second quarter 2020 and 2019, respectively, a decrease of $0.06 per share or 35%.

First half 2020 net sales were $182,599,000 compared to $207,040,000 in first half 2019, a decrease of $24,441,000 or 12%. First half 2020 net earnings were $19,370,000 compared to $20,511,000 in first half 2019, and net earnings per share were $0.29 and $0.30 in first half 2020 and 2019, respectively, a decrease of $0.01 per share or 3%.

Mrs. Gordon said, “Second quarter sales were adversely impacted by the Covid-19 pandemic, including the closure of “nonessential” business, “shelter-in-place” mandates and public health guidelines issued by state, local, federal and foreign governments. The “closing” of the economy, and its gradual “reopening”, has curtailed and at times completely closed certain channels of trade where the Company has historically sold its products. Response to this pandemic has resulted in the disruption and changes in lifestyles and shopping habits which has adversely affected planned consumer purchases of the Company’s products for “sharing” and “give away” occasions, as well as impulse purchases of the Company’s products at retail outlets.

The above discussed sales decline and resulting lost profit margin was the principal driver of the decline in net earnings in second quarter 2020 compared to second quarter 2019. In addition, lower sales and production volumes had an unfavorable impact on plant manufacturing overhead costs and resulting gross profit margins because these costs are primarily fixed and recurring each year, and only partially decline with lower volumes. Certain cost and expense reductions, which include Company initiatives to reduce costs, did provide some benefit to second quarter 2020 results.

First half 2020 sales were principally impacted by the sales decline in the second quarter as first quarter 2020 sales were up 2% over first quarter 2019 sales. First half 2020 net earnings were also adversely affected by the same factors that impacted the second quarter 2020 results as discussed above. First half 2020 net earnings did benefit from foreign exchange after-tax gains of approximately $1,260,000 or $0.02 per share, whereas the prior year first half 2019 net earnings were adversely affected by foreign exchange after-tax losses of approximately $339,000.

The Company’s effective income tax rate was 27.8% and 25.8% in second quarter 2020 and 2019, respectively, and 24.0% and 25.2% in first half 2020 and 2019, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both second quarter and first half 2020.

The Company is well positioned to return to higher sales and profits when the adverse effects of the Covid-19 pandemic subside. We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer demands, achieve product quality improvements, increase operational efficiencies and provide genuine value to consumers.

Due to the adverse effects of the Covid-19 pandemic on the Company’s business and the overall economy, the Company has continued to experience declines in customer orders and sales in third quarter 2020, and expects this trend to adversely affect net earnings in third quarter 2020 and likely in fourth quarter 2020 as well. The effects of Covid-19 pandemic are unprecedented, and therefore the Company is unable to determine its effects on its sales and net earnings for the balance of 2020.”

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

JUNE 30, 2020 and 2019

	Second Quarter Ended
	2020	2019

Net Product Sales	$79,796,000	$106,021,000
Net Earnings	$7,388,000	$11,556,000
Net Earnings Per Share*	$0.11	$0.17
Average Shares Outstanding*	66,671,000	67,501,000

	Six Months Ended
	2020	2019

Net Product Sales	$182,599,000	$207,040,000
Net Earnings	$19,370,000	$20,511,000
Net Earnings Per Share*	$0.29	$0.30
Average Shares Outstanding*	66,781,000	67,664,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 3, 2020 and April 5, 2019.